Exhibit 99.1

TRANS WORLD ENTERTAINMENT CORPORATION

Contact:	John Sullivan
Executive Vice President
Chief Financial Officer
(518) 452-1242 ext. 7400

THE MWW GROUP
Contact:	Kimberly Storin (kstorin@mww.com)
(212) 704-9727

TRANS WORLD ENTERTAINMENT TO RECORD INCOME TAX BENEFIT

Albany, NY, July 19, 2004 — Trans World Entertainment Corporation (Nasdaq National Market: TWMC) today announced that it will record a one-time income tax benefit of $10.5 million, or $0.28 per share, in its fiscal second quarter of 2004.  The income tax benefit is the result of closing a federal income tax examination for periods through the Company’s 1999 fiscal year. The settlement closes all outstanding matters related to Company Owned Life Insurance (“COLI”) policies, which were part of Trans World Entertainment Corporation’s acquisition of Camelot Holdings, Inc. in fiscal 1999.  With the closing of the tax examination, the Company has surrendered the remaining COLI policies.

The income tax benefit was not included in the Company’s previous annual earnings guidance for 2004.  Accordingly, the Company is increasing its earnings guidance to include the tax benefit from a previous range of $0.65 to $0.70 per share to a current range of $0.93 to $0.98 per share.

Trans World Entertainment will release its second quarter earnings on August 12, 2004.

Trans World Entertainment is a leading specialty retailer of music and video products. The Company operates over 850 retail stores in 47 states, the District of Columbia, the U.S. Virgin Islands, Puerto Rico and e-commerce sites, www.fye.com and www.wherehouse.com. In addition to its mall locations, operated primarily under the FYE brand, the Company also operates freestanding locations under the names Coconuts Music and Movies, Strawberries Music, Wherehouse, CD World, Spec’s and Planet Music.

Certain statements in this release set forth management’s intentions, plans, beliefs, expectations or predictions of the future based on current facts and analyses.  Actual results may differ materially from those indicated in such statements. Additional information on factors that may affect the business and financial results of the Company can be found in filings of the Company with the Securities and Exchange Commission.